EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT, dated as of March 9, 2005 (this "Agreement"), between MAXI GROUP, INC., a Nevada corporation ("Maxi"), and ENIGMA SOFTWARE GROUP, INC., a Delaware corporation ("Enigma") and wholly-owned subsidiary of Maxi. Maxi and Enigma are sometimes referred to herein collectively as the "Constituent Corporations."

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Enigma was incorporated in the State of Delaware on March 9, 2005 as a wholly-owned subsidiary of Maxi; and

     WHEREAS, the Board of Directors of Maxi believes that it is in the best interest of Maxi to reincorporate in the State of Delaware by merging with and into Enigma pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and undertakings herein given and other good and valuable consideration, the parties hereto agree, in accordance with the applicable provisions of the statutes of Nevada and Delaware, respectively, which permit such merger, Maxi shall be, and hereby is, merged with and into Enigma, at the Effective Time (as herein defined), and that the terms and conditions of the merger hereby agreed to (the "Merger") shall be as hereinafter set forth:


                                   ARTICLE ONE
                            Principal Terms of Merger

     Section 1.01. Merger. At the Effective Time (as herein defined), Maxi shall merge with and into Enigma provided that this Agreement has not been terminated pursuant to Section 4.02 herein.

     Section 1.02. Effective Time of Merger. The Merger shall become effective as of the completion of all filing requirements specified in Sections 4.03 and
4.04 of this Agreement, and such date and time is hereinafter referred to as the "Effective Time."


                                   ARTICLE TWO
               Certificate of Incorporation, By-Laws and Directors

     Section 2.01. Certificate of Incorporation. The Certificate of Incorporation of Enigma in effect at the Effective Time of the Merger shall be the Certificate of Incorporation of Enigma, to remain unchanged until amended as provided by law.

     Section 2.02. By-Laws. The By-Laws of Enigma in effect at the Effective Time of the Merger shall be the By-Laws of Enigma, to remain unchanged until amended as provided by law.


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     Section 2.03. Directors. Maxi shall elect as directors of Enigma those individuals elected by the directors of Maxi and prior to the Effective Time of the Merger, and such persons shall serve as directors of Enigma until the next annual meeting of the stockholders of Enigma.


                                  ARTICLE THREE
                       Exchange and Cancellation of Shares

     Section 3.01 Exchange and Issuance. At the Effective Time of the Merger, all issued and outstanding shares of Maxi common stock, $.001 par value (the "Old Common Stock"), prior to the Effective Time of the Merger, shall be exchanged for Enigma shares on a one for one basis and the corporate existence of Maxi shall cease. Shares of Enigma's common stock, par value $.001 per share (the "New Common Stock"), shall be issued to the shareholders of Maxi as a result of the Merger as herein provided.

     Section 3.02. The Surviving Corporation Stock. Each share of Old Common Stock which is outstanding prior to the Effective Time of the Merger shall be converted into one issued and outstanding share of New Common Stock and, from and after the Effective Time of the Merger, the holders of all of said issued and outstanding shares of Old Common Stock shall automatically be and become holders of shares of New Common Stock upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

     Section 3.03. Cancellation of Old Common Stock. After the Effective Time of the Merger, each holder of record of any outstanding certificate or certificates theretofore representing shares of Old Common Stock, may surrender the same to the Company's transfer agent for same, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of shares of New Common Stock calculated on the basis described in Section 3.02. Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented one or more shares of Old Common Stock shall be deemed for all corporate purposes to evidence ownership of a number of shares of New Common Stock, calculated on the basis described in Section 3.02. Upon the surrender of a certificate or certificates representing shares of Old Common Stock, a proper officer of Enigma shall cancel said certificate or certificates.

     Section 3.03. No Fractional Shares. Upon the exchange, in lieu of issuing certificates for fractional shares, fractional shares will be rounded up or rounded down to the nearest whole share, provided that a record holder must receive at least one whole share of New Common Stock.


                                  ARTICLE FOUR
                            Adoption and Termination

     Section 4.01. Submission to Vote of Shareholders. This Agreement shall be submitted to the shareholders of Maxi and Enigma, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Agreement and Plan of Merger of the Constituent Corporations, upon the approval or adoption thereof by said shareholders of Maxi and Enigma, respectively, in accordance with the requirements of the laws of the States of Nevada and Delaware, respectively.

     Section 4.02. Termination of Agreement. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by Maxi by an appropriate resolution of its Board of Directors at any time prior to the


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Effective Time of the Merger if such Board of Directors believes that the Merger is not in the best interests of Maxi.

     Section 4.03. Filing of Certificate of Merger in the State of Nevada. As soon as practicable after the requisite shareholder approval referenced in
Section 4.01 herein, the Certificate of Merger to effectuate the terms of this Agreement shall be executed and signed on behalf of each of the Constituent Corporations and thereafter delivered to the Department of State (the "Department") of the State of Nevada for filing and recording in accordance with applicable law, unless this Agreement has been terminated pursuant to Section
4.02 herein.

     Section 4.04. Filing of Certificates of Merger in the State of Delaware. As soon as practicable after the requisite shareholder approval referenced in
Section 4.01 herein, a Certificate of Merger to effectuate the terms of this Agreement shall be executed by each of the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Delaware for filing and recording in accordance with applicable law, unless this Agreement has been terminated pursuant to Section 4.02 herein.


                                  ARTICLE FIVE
                                Effect of Merger

     Section 5.01. Effect of Merger. At the Effective Time of the Merger, the Constituent Corporations shall be a single corporation, which shall be Enigma, and the separate existence of Maxi shall cease except to the extent provided by the laws of the States of Nevada and Delaware. Enigma shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in Enigma without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. Enigma shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger. Enigma shall assume any stock option or similar employee benefits plan of Maxi, and all contractual rights of Maxi for the issuance of shares of the Old Common Stock, and such issuances or reserves for issuances shall be of shares of New Common Stock and on an as-converted basis as set forth in Section
3.01 hereof.


                                   ARTICLE SIX
                            Post Merger Undertakings

     Section 6.01 Service of Process. Enigma hereby agrees that it may be served with process within the State of Nevada in any proceeding for the enforcement of any obligation of Maxi and in any proceeding for the enforcement of the rights of any dissenting shareholder of Maxi.


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     Section 6.02 Authorization of Service of Process. Enigma hereby authorizes service of process on it pursuant to Section 6.01 herein by registered or certified mail return receipt requested to its principal office as set forth in the Articles of Merger to be filed pursuant to Section 4.03 herein or as changed by notice to the Division.


                                  ARTICLE SEVEN
                                  Miscellaneous

     Section 7.01 Further Actions. Each of the Constituent Corporations shall take or cause to be taken all action, or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of Nevada and Delaware to consummate and make effective the Merger following approval of the Merger by the shareholders of Maxi in accordance with the laws of said States.

     Section 7.02. Amendments. At any time prior to the Effective Time of the Merger (notwithstanding any shareholder approval), if authorized by their respective Board of Directors, the parties hereto may, by written agreement, amend or supplement any of the provisions of this Agreement. Any written instrument or agreement referred to in this section shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of each of the Constituent Corporations by a person authorized to sign this Agreement.

     Section 7.03. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the Constituent Corporations, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement and Plan of Merger to be executed by an authorized officer of each party hereto, and the corporate seal affixed on the date above first written.

                                         ENIGMA SOFTWARE GROUP, INC.
                                         (a Delaware corporation)

                                         By:/s/Colorado Stock
                                            -----------------------------
                                             Name:  Colorado Stark
                                             Title: Executive Chairman


                                         MAXI GROUP, INC.
                                         (a Nevada corporation)

                                         By:/s/Colorado Stock
                                            -----------------------------
                                             Name:  Colorado Stark
                                             Title: Executive Chairman


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